Exhibit 10.53

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is dated as of this 15th day of March, 2017, by and between TRADEPORT DEVELOPMENT V, LLC, a Connecticut limited liability company, with a principal place of business 204 West Newberry Road, Bloomfield, Connecticut 06002-1308 (the “Borrower”) and PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States having an office at One Financial Plaza, Hartford, Connecticut 06103 (the “Lender”).

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested that the Lender make a mortgage loan in the principal amount of up to Twelve Million and 00/100 Dollars ($12,000,000.00) (the “Loan”) to be secured by the real property owned by Borrower and commonly known as 755 and 759 Rainbow Road, Windsor, Connecticut (collectively, the “Property”); and

WHEREAS, the Lender has agreed to make the Loan and the Borrower desires to enter into the Loan, all upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.     Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any Subsidiary thereof.  The term control means (a) the power to vote ten percent (10%) or more of the Capital Securities of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Capital Securities, by contract or otherwise.  Notwithstanding the foregoing, (a) no individual shall be an Affiliate of a Person solely by reason of his or her being a director, officer or employee of such Person and (b) the Lender shall not be an Affiliate of Borrower.

“Agreement” shall mean this Loan and Security Agreement, as it may be amended or modified from time to time.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 5.01(w).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Borrower” shall mean Tradeport Development V, LLC, a Connecticut limited liability company.

“Borrower’s Knowledge” or words of similar import used in this Agreement shall mean solely the actual knowledge of (i) Michael S. Gamzon, President of Griffin Industrial, LLC, an affiliate of the Borrower (“GI”); (ii) Anthony J. Galici, Vice President of GI, or (iii) Thomas M. Lescalleet, Senior Vice President of GI, who have been active in the management of the Property and the Borrower, without any duty of inquiry or investigation of any type.

“Business Day” means:

(a)     any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Bridgeport, Connecticut;

(b)     when such term is used to describe a day on which a payment or prepayment is to be made in respect of the Loan while the Loan is bearing interest at a rate based upon the LIBOR Rate (a “LIBOR Rate Loan”), any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a LIBOR Business Day; and

(c)     when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a LIBOR Business Day.

“Capital Lease” means, with respect to Borrower, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a balance sheet of Borrower.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including partnership interests or limited liability company interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued hereafter.

“Change of Control” means any event which causes the Persons who own the Capital Securities of Borrower on the Closing Date to cease owning the same percentage of the Capital Securities of Borrower at any time during the term of the Loan.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“Collateral” means, collectively, all estate, right, title and interest which the Borrower now has or may later acquire in and to (i) the “Mortgaged Property” as defined in the Mortgage, (ii) the “Leases” and “Rents” as defined in the Collateral Assignment, as well as all other collateral now and hereafter granted to the Lender as security for the Obligations; and (iii) the UCC Collateral (as defined in Section 4.01 herein).

“Collateral Assignment” means the Assignment of Leases and Rentals dated the date hereof from the Borrower to Lender.

“Debt” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:  (a) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person; (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business and accrued expenses incurred in the ordinary course of business; (c) all obligations of any such Person as lessee under Capital Leases; (d) all debt secured by any Lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such debt; (e) all Guaranty Obligations of any such Person; (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker’s acceptances issued for the account of any such Person; (g) all obligations of such Person with respect to all Capital Securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person (provided,  that, if the documents governing such repurchase or redemption obligation do not require such repurchase or redemption if the same would violate the provisions of this Agreement, only to the extent such repurchases or redemptions are permitted to be paid under the terms of this Agreement), but only to the extent such obligations are no longer contingent; and (h) all obligations incurred by any such Person pursuant to the Interest Rate Protection Agreement.

“Debtor Relief Laws” means the United States Bankruptcy Code, Title 11 of the United States Code, 11 U.S.C. §101 et seq., as amended from time to time, or any successor statute, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, winding up or similar debtor relief laws, whether federal, state, local or foreign from time to time in effect affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.01 which with the passage of time, the giving of notice or the satisfaction of any other condition, would constitute an Event of Default.

“Default Rate” has the meaning ascribed to it in the Note.

“Dollars or $” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events specified in Section 10.01, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Executive Order” has the meaning assigned thereto in Section 5.01(w) hereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fedex” means Fedex Ground Package System, Inc.

“Fiscal Year” means the fiscal year of Borrower ending on November 30.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated.

“Governmental Approvals” means all authorizations, consents, permits, approvals, licenses, exemptions and other qualifications of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, federal, state or local, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Griffin Industrial Realty, Inc., a Delaware corporation having an office and mailing address of 204 West Newberry Road, Bloomfield, Connecticut 06002-1308.

“Guaranty Agreement” means the Limited Guaranty of even date herewith executed and delivered by Guarantor to the Lender, as it may be amended or modified from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas in amounts in excess of those permitted by applicable Environmental Laws.

“Interest Rate Protection Agreement” shall mean any agreement, device or arrangement designed to protect Borrower from fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency exchange agreements, forward currency exchange agreements, interest rate caps, collars or floors, forward rate currency or interest rate options, puts, warrants, swaps, swaptions, U.S. Treasury locks and U.S. Treasury options, and any and all schedules thereto, confirmations thereof, cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Lender’s Office” means, with respect to the Lender, the office of the Lender referenced in preamble of this Agreement.

“LIBOR Business Day” shall have the meaning ascribed to it in the Note.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge or other encumbrance of any kind including any conditional sale or other title retention agreement, and any lease in the nature thereof.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Document” means, individually, and “Loan Documents” means, collectively, this Agreement, the Note, the Guaranty, the Interest Rate Protection Agreement, the Security Documents and each other document, instrument, certificate and agreement executed and delivered by the Borrower and/or the Guarantor, or its/their legal counsel in connection with the above or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

“Long Term Rollover Replacement Lease” shall mean a lease to one or more Long Term Rollover Replacement Tenants (as hereinafter defined) pursuant to a written lease agreement approved by the Lender in its reasonable discretion and containing (1) a term that, together with all extensions or renewals provided for therein, will expire after the Maturity Date (as defined in the Note), and (2) such other terms and conditions as are satisfactory to the Lender in its reasonable discretion, including rental rates which, together with other rentals generated by the 755 Property, allow for the Property to maintain the required Debt Service Coverage Ratio.

“Long Term Rollover Replacement Tenants” shall mean one or more new tenants acceptable to the Lender (including, without limitation, that the creditworthiness of such new tenant or tenants is acceptable to the Lender in its reasonable discretion) that will occupy all or any part of the Fedex Space pursuant to a Long Term Rollover Replacement Lease.

“Master Lease” means that certain Master Lease by and between the Borrower, as landlord, and the Master Tenant, as tenant, and dated on or about the date hereof, which Master Lease is for the entire 759 Property (as hereinafter defined).

“Master Tenant” shall mean Griffin Industrial Realty, Inc., a Delaware corporation.

“Material Adverse Effect” means a material adverse effect (i) on the Property or the financial condition of Borrower or the Guarantor, or (ii) on the ability of Borrower or Guarantor to perform its material obligations under any Loan Document to which it is a party.

“Mortgage” means the Open-End Mortgage Deed and Security Agreement dated the date hereof from the Borrower to the Lender pursuant to which Borrower grants to the Lender a lien in all the Mortgaged Property, in form and substance acceptable to the Lender, as it may be amended or modified from time to time, to secure, inter alia, the Note and the Interest Rate Protection Agreement.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on the Loan, (b) all obligations owing by Borrower under the Interest Rate Protection Agreement, (c) the obligations of the Guarantor owing to the Lender at any time pursuant to the Guaranty Agreement, and (d) all other fees and commissions (including attorneys’ fees), obligations, covenants and duties owing by Borrower and Guarantor to the Lender arising pursuant to this Agreement, the Note, the Interest Rate Protection Agreement or any of the other Loan Documents, and including any such obligations incurred after the commencement of any proceeding under any Debtor Relief Law (including any interest accruing under any Loan Document after the filing of a petition with respect to the Borrower or Guarantor under any Debtor Relief Law whether or not allowed or allowable as a claim in the related proceeding).

“Operating Account” means commercial checking account to be established in the name of the Borrower at the Lender and which shall be identified as the “Operating Account” hereunder when its opened by an amendment to this Agreement signed by both the Borrower and the Lender.

“Organizational Documents” means the articles of organization, operating agreement or other organizational documents of the Borrower.

“Permitted Liens” shall have the meaning assigned thereto in Section 9.03.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Property” collectively means those certain pieces or parcels of real property owned by Borrower and commonly known as (i) 755 Rainbow Road, Windsor, Connecticut, together with all improvements thereon and appurtenances thereto, all being more particularly described in the Mortgage encumbering said property (the “755 Property”); and (ii) 759 Rainbow Road, Windsor, Connecticut, together with all improvements thereon and appurtenances thereto, all being more particularly described in the Mortgage encumbering said property (the “759 Property”).

“Responsible Officer” means any of the following: the chief executive officer, chief financial officer, president, vice president or any other officer reasonably acceptable to the Lender.

“Rollover Replacement Lease”  shall mean a Short Term Rollover Replacement Lease (as hereinafter defined) or a Long Term Rollover Replacement Lease.

“Rollover Replacement Tenants” shall mean one or more Short Term Rollover Replacement Tenants (as hereinafter defined) or Long Term Rollover Replacement Tenants.

“Security Document” means, individually, and “Security Documents” means, collectively, the Mortgage, the Collateral Assignment and each other agreement or writing pursuant to which Borrower purports to pledge or grant a lien or security interest in any real or personal property or assets securing the Obligations, together with all documents delivered in connection therewith.

“Short Term Rollover Replacement Lease” shall mean a lease to one or more Short Term Rollover Replacement Tenants (as hereinafter defined) pursuant to a written lease agreement with Borrower which commences after Fedex vacates the Fedex Space and expires (including any options to renew or extend) on or before the Maturity Date.   Borrower shall provide Lender with notice of any Short Term Rollover Replacement Lease as required under the Collateral Assignment but Short Term Rollover Replacement Leases shall not require the consent of the Lender.

“Short Term Rollover Replacement Tenant” shall mean one or more new tenants that will occupy all or any part of the Fedex Space pursuant to a Short Term Rollover Replacement Lease.

“Solvent” means, as to any Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its liabilities (including contingencies) as they become absolute and matured, and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Securities having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Securities of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“UCC” means the Uniform Commercial Code as codified in the State of Connecticut or as codified in any other state the laws of which are required by Article 9 thereof to be applied in connection with the issue or perfection of security interests, as such statutes are in effect during the term hereof.  All terms used in this Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless another meaning is specifically provided herein.

“United States” means the United States of America.

Section 1.02.     General.  Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.03.     Other Definitions and Provisions.

(a)     Use of Capitalized Terms.  Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b)     Miscellaneous.  The words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
THE LOANS; LENDER FEES

Section 2.01.     The Loan.  Subject to the satisfaction of the terms and conditions hereof and at the discretion of the Lender, and in reliance on the representations and warranties contained herein and in the other Loan Documents, the Lender agrees to furnish the Loan, which shall be a permanent mortgage loan to the Borrower in the amount of Twelve Million and 00/100 Dollars ($12,000,000.00).  The Loan shall be used to (a) pay related closing expenses, and (b) return a portion of the equity to the Borrower.

Section 2.02.     Interest and Repayment of Principal of Loan.  The Promissory Note evidencing the Loan (the “Note”) is attached hereto as Schedule A and contains all of the terms relative to the repayment of principal, the payment of interest and the rate(s) at which interest shall accrue.  The Note is incorporated herein as if fully set forth herein.

Section 2.03.     Maturity Date.  The entire balance of the Loan shall be due and payable on or before the Maturity Date.

Section 2.04.     Appraisals.  Unless otherwise specified herein or in the Mortgage, any appraisals referenced or required by this Agreement shall mean an appraisal, to the reasonable satisfaction of the Lender, of the Property prepared by an MAI appraiser approved by the Lender, which approval shall not be unreasonably withheld, which appraisal must be paid for by the Borrower.

Section 2.05.     Guaranty.  The Guarantor shall guaranty certain obligations of the Borrower under the Loan and certain obligations of the Borrower under the Interest Rate Protection Agreement and under a certain Commission Agreement (as described in the Guaranty Agreement) pursuant to the terms of the Guaranty Agreement.

ARTICLE III

GENERAL LOAN PROVISIONS

Section 3.01.     Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loan or of any fee, commission or other amounts payable to the Lender under this Agreement, the Note or Mortgage shall be made not later than 3:00 p.m. (New York time) on the date specified for payment under such document or instrument, as applicable, to the Lender at the Lender’s Office for the account of the Lender (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 4:00 p.m. (New York time) on such day shall be deemed a payment on such date for the purposes of Section 10.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 4:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day for all purposes.  If any payment under this Agreement, the Note or Mortgage shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing any interest if payable along with such payment.  Borrower hereby grants to the Lender the right to make withdrawals from the Operating Account to make payments on the Obligations as and when due hereunder.

Section 3.02.     Credit of Payments and Proceeds.  In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.02, all payments received by the Lender upon the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied as set forth in Section 10.03.

Section 3.03.     Voluntary Prepayment of the Loan.  The Loan may be prepaid upon the terms and conditions set forth in the Note evidencing the Loan.  Borrower acknowledges that additional obligations may be associated with any such prepayment under the terms and conditions of the Note and the Interest Rate Protection Agreement.  Borrower shall give the Lender notice of any proposed prepayment of the Loan in accordance with the Note, which notice shall specify the proposed date of payment and the principal amount to be paid.  Each partial prepayment of the principal amount of the Loan shall be accompanied by the payment of all charges outstanding on the Loan (including any Prepayment Premium, as defined in the Note) and of all accrued interest on the principal repaid to the date of payment.

Section 3.04.     LIBOR Rate Lending Unlawful.  If the Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that the introduction of or any change in or in interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the Loan as a LIBOR Rate Loan, then any such LIBOR Rate Loan shall, upon such determination, forthwith be suspended until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all amounts outstanding under the Note shall automatically bear interest at the Alternate Rate (as defined in the Note) plus two hundred (200) basis points at the end of the then current LIBOR Interest Period (as defined in the Note) with respect thereto or sooner, if required by such law and assertion.

Section 3.05.     Intentionally Omitted.

Section 3.06.     Increased Costs.  If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued):

(a)     shall subject the Lender to any tax, duty or other charge with respect to the Loan or its obligation to make the Loan as a LIBOR Rate Loan, or shall change the basis of taxation of payments to the Lender of the principal of, or interest on, the Loan or any other amounts due under this agreement in respect of the Loan or its obligation to make the Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located); or

(b)     shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the Loan or its obligation to make the Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this agreement with respect thereto, by an amount deemed by the Lender to be material, then, within fifteen (15) days after demand by the Lender, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

Section 3.07.     Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued) affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its reasonable discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to Borrower, Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return.  A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.  In determining such amount, the Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.

Section 3.08.     Taxes.  All payments by Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts or income from the Loan (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will:

(a)     pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)     promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c)     pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

Section 3.09.  Interest Rate Protection Agreement.  Borrower has entered into an Interest Rate Protection Agreement with the Lender (together with the confirmation thereof and all schedules thereto, and as may be amended or substituted from time to time) dated on or prior to the Closing Date, in order to eliminate the risk with respect to fluctuation of the interest rate in connection with the Loan.  The Interest Rate Protection Agreement shall be effective as of the date thereof with the payment terms and the rate as referenced therein to commence on the Closing Date and shall continue until the Maturity Date and shall, at all times, be in a notional amount equal to the entire outstanding principal amount of the Loan. If the Interest Rate Protection Agreement shall expire prior to the Maturity Date and leave any principal of the Loan uncovered thereby, or if for any other reason any principal portion of the Loan shall be uncovered by the Interest Rate Protection Agreement during the period of time commencing on the Closing Date and ending on the Maturity Date, such uncovered amount shall be immediately due and payable.  All costs, expenses, penalties and indemnity obligations that may be incurred by Lender as a result of Borrower’s default under, or termination of, the Interest Rate Protection Agreement, including but not limited to the costs of unwinding the Interest Rate Protection Agreement, shall be (a) subject to immediate reimbursement by Borrower pursuant to the terms hereof and to the Interest Rate Protection Agreement, and (b) secured by the Security Documents.  In the event the Loan is terminated or Borrower repays all amounts due under the Loan prior to the termination date set forth in the Interest Rate Protection Agreement, subject to the terms thereof, Borrower shall be obligated to terminate said Interest Rate Protection Agreement and pay to the Lender any and all amounts that may be outstanding under said Interest Rate Protection Agreement in addition to any other amounts that may be due the Lender under this Agreement, the Note and the other Loan Documents.  In the event Borrower makes a partial prepayment on the Loan as permitted hereby, Borrower shall be obligated to pay to the Lender any and all amounts that may be payable under the terms of the Interest Rate Protection Agreement with respect to such partial prepayment in addition to any other amounts that may be due the Lender under this Agreement, the Note and the other Loan Documents.

ARTICLE IV
COLLATERAL AND GRANT OF SECURITY INTEREST

Section 4.01.     Security Interest.  As security for the payment of the Loan and the performance by the Borrower of its Obligations, the Borrower hereby mortgages, pledges and assigns to the Lender, and gives and grants to the Lender, security interests in all of its assets, including, without limitation, all of its personal property and fixtures and including but not limited to all of its right, title and interest in and to the following items and types of property, whether now owned or hereafter acquired, and the proceeds and products thereof, (all of which property is herein collectively called the “UCC Collateral”): all Accounts, Inventory, Equipment, General Intangibles, Documents, Instruments and Chattel Paper, Investment Property, Deposit Accounts and Proceeds, as such terms are defined in Article 9 of the UCC. The foregoing security interest is and shall remain first and prior to all other Liens and which UCC Collateral shall remain free and clear of all mortgages, pledges, security interests, liens, and other encumbrances and restrictions on the transfer thereof except Permitted Liens.

Section 4.02.     Authorization Re: Financing Statements.

(a)     The Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets of the Borrower” or words of similar effect and which contain any other information required by Lender or by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower.  The Borrower shall furnish any such identification number issued promptly to the Lender.

(b)     The Borrower shall at any time and from time to time take such steps as the Lender may reasonably request for the Lender: (i) to obtain an acknowledgment, in form and substance satisfactory to the Lender of any bailee having possession of any of the UCC Collateral that the bailee holds such UCC Collateral for the Lender, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper maintained at Lender (as such terms are defined in Article 9 of the UCC with corresponding provisions in §§ 9-104, 9-105, 9-106 and 9-107 relating to what constitutes “control” for such items of UCC Collateral), with any agreements establishing control to be in form and substance satisfactory to the Lender, and (iii) otherwise to insure the continued perfection and priority of the Lender’s security interest in any of the UCC Collateral and of the preservation of its rights therein.

(c)     Nothing contained herein shall be construed to narrow the scope of the security interest granted hereby in any of the UCC Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Lender hereunder except as (and then only to the extent) specifically mandated by Article 9 of the UCC to the extent then applicable.  Notwithstanding the foregoing, the parties agree that Lender’s security interest hereunder shall not extend to any Hazardous Materials or devices utilized primarily for the storage of Hazardous Materials.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 5.01.     Representations and Warranties.  To induce the Lender to enter into this Agreement and to induce the Lender to make the Loan, the Borrower hereby represents and warrants to the Lender, that:

(a)     Organization; Power; Qualification.  The Borrower is duly formed and validly existing under the laws of the jurisdiction of its formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

(b)     Authorization of Agreement, Loan Documents and Borrowing.  The Borrower has the right, power and authority and has taken all necessary limited liability company and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents to which it is a party have been duly executed and delivered by a duly authorized officer of the Borrower or the manager of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by any Debtor Relief Law from time to time in effect which affect the enforcement of creditors rights in general and the availability of equitable remedies.

(c)     Compliance of Agreement, Loan Documents and Borrowing with Laws, etc.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowings hereunder and thereunder and the consummation of the other transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower, (ii) conflict with, result in a breach of or constitute a default under the Borrower’s Organizational Documents or any indenture, material agreement or other instrument to which it is a party or by which any of its material properties may be bound or any Governmental Approval relating to the Borrower, or (iii) result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than Liens arising under the Loan Documents.

(d)     Compliance with Law; Governmental Approvals; Other Consents and Approvals.  The Borrower: (i) has all Governmental Approvals required by any Applicable Law for the Borrower to own and operate the Property, each of which is in full force and effect, (ii) is in compliance with each Governmental Approval and Applicable Law applicable to the Borrower’s ownership and operation of the Property, and (iii) has obtained all Governmental Approvals and other consents and approvals required or necessary for the consummation of the transactions contemplated by the Loan Documents.

(e)     Tax Returns and Payments.  The Borrower has duly filed or caused to be filed all material federal, state, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except such taxes, assessments and governmental charges or levies that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the books of the Borrower to the extent required by GAAP.  No Governmental Authority has asserted any Lien or other claim against the Borrower with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrower in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower are in Borrower’s judgment adequate.

(f)     Intentionally Omitted.

(g)     Environmental Matters.

(i)     The Property does not contain, and to the Borrower’s Knowledge has not previously contained, any Hazardous Materials in amounts or concentrations which: (A) constitute or constituted a material violation of applicable Environmental Laws, or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

(ii)     All operations conducted in connection with the Property are in material compliance, and, to the Borrower’s Knowledge, have been in material compliance, with all applicable Environmental Laws, and to the Borrower’s Knowledge there is no contamination at, under or about the Property which materially interferes with the continued operation of the Property or materially impairs the fair saleable value thereof;

(iii)     Borrower has not received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials, or compliance with Environmental Laws relating to the Property, nor to the Borrower’s Knowledge is there any reason to believe that any such notice will be received or is being threatened;

(iv)     To the Borrower’s Knowledge, (A) Hazardous Materials have not been disposed at, or transported from the Property in any manner which would give rise to liability under Environmental Laws, and (B) Hazardous Materials have not been generated, treated, stored, or disposed of at, on or under any of the Property in violation of, or in a manner that would give rise to liability under, any applicable Environmental Laws;

(v)     No judicial proceedings or governmental or administrative action is pending, or, to Borrower’s Knowledge, is threatened, under any Environmental Law with respect to the Property to which the Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Property; and

(vi)     To Borrower’s Knowledge, during the Borrower’s, or any of Borrower’s Affiliates, period of ownership or occupancy, there has been no release of Hazardous Materials at or from the Property, in violation of, or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law.

(vii)     To Borrower’s Knowledge, there has been no release prior to the Borrower’s ownership period of Hazardous Materials at or from the Property, in violation of, or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law.

(viii)     To Borrower’s Knowledge, there has been no threat of release at any time, of Hazardous Materials at or from the Property, in violation of, or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law.

(h)     ERISA.  Neither the Borrower nor any of its ERISA Affiliates maintains or contributes to, or has any obligation under, any employee benefit or pension plan.  The Borrower and each ERISA Affiliate of it is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit and pension plans and no liability has been incurred by the Borrower or any such ERISA Affiliate of the Borrower which remains unsatisfied for any taxes or penalties with respect to any such employee benefit and pension plan.

(i)     Margin Stock.  The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (as each such term is defined or used in Regulation U of Federal Reserve Board).  No part of the proceeds of the Loan will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation T, U or X of such Federal Reserve Board.

(j)     Government Regulation.  The Borrower is not an investment company or a company controlled by an investment company (as each such term is defined or used in the Investment Company Act of 1940, as amended), and the Borrower is not, or after giving effect to the Loan will not be, subject to regulation under any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(k)     Employee Relations.  The Borrower is not a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees.  There are no pending or, to the Borrower’s Knowledge, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

(l)     Health and Safety; Zoning.

(i)     Borrower has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the occupancy of the Property and the operation of the Property and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(ii)     The Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, health and building codes, land use laws, fire codes and other similar laws.

(iii)     The Property is served by all utilities required for the current or contemplated use thereof.  All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(iv)     All public roads and streets necessary for service of, and access to, the Property for the current or contemplated use thereof have been completed, are serviceable and are physically and legally open for use by the public.

(v)     The Property is served by public water and sewer systems.

(vi)     The Property is free from damage caused by fire or other casualty.

(vii)     All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements (as defined in the Mortgage) have been paid in full.

(viii)     Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created hereby.

(ix)     All liquid and solid waste disposal, septic and sewer systems located on the Property, if any, are in a good and safe condition and repair and in compliance with all Applicable Laws.

(x)     No portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 3 of the Mortgage.

(m)     No Material Adverse Effect.  Since the date of the most recent financial statements the Borrower and Guarantor have delivered to the Lender, there has been no material adverse change in the properties, business, results of operations or financial condition of the Borrower and Guarantor and no event has occurred or condition arisen that would reasonably be expected to have a Material Adverse Effect thereon.  The most recent financial statements the Borrower and Guarantor have delivered to the Lender set forth a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and Guarantor as of the date thereof.

(n)     Solvency.  The Borrower and Guarantor are and each will remain Solvent.

(o)     Title to Properties.  The Borrower has valid and legal title to all of the personal property and assets owned by it necessary to operate the Property.

(p)     Liens.  The Collateral is not subject to any Lien, except Permitted Liens.

(q)     Debt and Guaranty Obligations.  The Borrower and Guarantor are in material compliance with all of the terms of all of its/their respective Debt and Guaranty Obligations that are to remain outstanding during any portion of the term of the Loan, and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or an event of default, on the part of the Borrower or Guarantor exists with respect to any such Debt and Guaranty Obligation.

(r)     Litigation.  There are no actions, suits or proceedings pending or, to the Borrower’s Knowledge, threatened, against or in any other way adversely relating to or affecting the Property, the Borrower, its operations or any of its properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

(s)     Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default.

(t)     Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial forecasts) produced by or on behalf of the Borrower or Guarantor and furnished to the Lender were, at the time the same were so furnished, complete and correct in all material respects.  The documents, including any financial statements, furnished or written statements made to the Lender by the Borrower or Guarantor on or prior to the date hereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents, taken together, do not and will not contain any untrue statement of a fact material to the creditworthiness of the Borrower or Guarantor or omit to state a fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made, all except as otherwise qualified herein or therein.  Neither the Borrower nor Guarantor is aware of any facts which it has not disclosed in writing to the Lender having a Material Adverse Effect, or insofar as any Borrower can now foresee, would have a Material Adverse Effect.

(u)     Fees and Commissions.  Borrower does not owe any brokerage or similar fees or commissions in connection with obtaining the Loan, except those paid directly to the Lender and Borrower hereby agrees to indemnify, defend and hold the Lender harmless against any claim for any brokerage commission or compensation in connection with this Loan owed to any broker claiming through Borrower.

(v)     Foreign Assets Control Regulations.  Neither the borrowing by Borrower nor the use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulations or any other transaction or asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended).

(w)     Anti-Terrorism Laws.

(i)     Neither Borrower nor any Person which controls Borrower is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii)     Neither Borrower nor any Person which controls Borrower is a Prohibited Person.  A “Prohibited Person” is any of the following:

(a)     a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)     a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)     a person or entity with whom any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)     a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)     a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii)     To the Borrower’s Knowledge, neither Borrower nor any Person which controls Borrower (1) has conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) has dealt in, or otherwise engaged in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, and (3) has engaged in or conspired to engage in any transaction that evaded or avoided, or had the purpose of evading or avoiding, or attempted to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv)     Neither Borrower nor any Person which controls Borrower shall (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its reasonable discretion, confirming Borrower’s compliance herewith).

(x)     Sanction Concerns.  Neither Borrower nor any Subsidiary, nor any director, officer, employee, agent, affiliate or representative thereof, is a Person that is, or is owned or controlled by any Person that is (i) currently the subject or target of any sanction administered or enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control of the United States Department of the Treasury), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other Governmental Authority (collectively, “Sanctions”) or (ii) located, organized or resident in any country or territory to the extent that such country or territory is the subject of any Sanction (each a “Designated Jurisdiction”).  Neither the Loan, nor the proceeds from the Loan has been or will be used, to Borrower’s Knowledge, directly or indirectly, to lend, contribute, provide or has been otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including Lender) of Sanctions.

Section 5.02.     Representations Relating to Collateral.  With respect to the Collateral, the Borrower represents, warrants and covenants that:

(a)     Borrower is the sole owner, free and clear of all liens, claims, security interests and encumbrances, except for Permitted Liens, and Borrower is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of Collateral;

(b)     To the Borrower’s Knowledge, none of the transactions underlying or giving rise to the Collateral violate any applicable state or federal laws or regulations, and all documents relating to the Collateral are legally enforceable in accordance with their terms.  The failure of any Collateral to fully comply with the provisions of this Section shall not affect, terminate, modify or otherwise limit the Lender’s lien or security interest in the Collateral.  The Borrower shall immediately notify the Lender of the failure of any Collateral to fully comply with the provisions of this Section.

Section 5.03.     Survival of Representations and Warranties, etc.  All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate delivered pursuant to this Agreement, or in any of the Loan Documents (including any such representation or warranty made in, or in connection with, any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement:  (i) shall be made or deemed to be made at and as of the date hereof, and (ii) survive the closing of the Loan and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or the making of the Loan hereunder.

ARTICLE VI
FINANCIAL INFORMATION AND NOTICES

Section 6.01.     Financial Statements.  Until all the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 11.09 hereof, Borrower will furnish or cause to be furnished to the Lender annually (i) within ninety (90) days after the close of each Fiscal Year of Borrower that ends during the life of the Loan, financial reports with respect to the Property showing the annual rent roll, profit and loss statements, other income, and the detailed operating expenses of the Property prepared and certified by the Borrower, all in accordance with GAAP and in such detail as the Lender may reasonably require; (ii) within thirty (30) days upon the Guarantor’s filing of Form 10-K with the Securities and Exchange Commission (“SEC”), audited financial statements of the Guarantor; (iii) financial statements of all tenants at the Property required to provide same under the terms of its lease within the later of (i) Lender’s request for the same, or (ii) thirty (30) days after Borrower’s receipt of the same; and (iv) such other financial information in such detail as the Lender may reasonably require within a reasonable period of time following the Lender’s request for same, but no longer than thirty (30) days after such request.  Notwithstanding the foregoing, for so long as the Guarantor is a publicly traded company and is required to file its financial statements annually with the SEC, the financial reports required under (ii) above shall be satisfied by the Guarantor’s filing of the Form 10-K and the Guarantor’s delivery of a copy of the same to the Lender.  During the continuance of an Event of Default hereunder, the report described in (i) above shall be provided on a monthly basis within thirty (30) days after the end of the preceding calendar month.

Section 6.02.     Intentionally Omitted.

Section 6.03.     Notice of Litigation and Other Matters.  Promptly (but in no event later than five (5) days after Borrower obtains knowledge thereof) Borrower shall provide Lender with written notice of:  (a) the commencement of all proceedings and investigations, including those by or before any Governmental Authority, and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or the Property or any other Collateral, which would reasonably be expected to have a Material Adverse Effect; (b) any notice of any violation received by the Borrower from any Governmental Authority with respect to the Property or the Collateral including any notice of violation of Environmental Laws; (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work stoppage against the Borrower which would reasonably be expected to have a Material Adverse Effect; (d) any attachment, judgment, lien, levy or order (1) exceeding $50,000 that has been assessed against the Borrower, or (2) exceeding $100,000 that has been assessed against the Collateral, in either case excluding judgments that are fully covered by insurance; (e) any Default or Event of Default by which the Borrower, the Property or the Collateral may be bound; and (f) any Collateral is (i) materially damaged or destroyed, or suffers any other material loss, or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral not covered by insurance equals or exceeds $250,000 (collectively, a “Casualty Loss”).

Section 6.04.     Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Lender (other than financial forecasts and information prepared by third parties and required to be delivered to the Lender by this Agreement) whether pursuant to this Article VI or any other provision of this Agreement, or any of the Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects.

ARTICLE VII
AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner provided for in Section 11.09, the Borrower covenants and agrees as follows:

Section 7.01.     Preservation of Existence and Related Matters.  Borrower shall preserve and maintain its separate existence, form, jurisdiction of organization and tax status, and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.  The Borrower shall not amend or modify its Organizational Documents without the prior written consent of the Lender which consent shall not be unreasonably withheld.

Section 7.02     Maintenance of Property; Operation of Property.  In addition to the requirements of any of the Loan Documents, Borrower shall protect and preserve all properties useful in and material to the Collateral, maintain in good working order and condition (subject to ordinary wear and tear) all of the Collateral and from time to time make or cause to be made all repairs, renewals, replacements and additions to the Collateral.  The Property shall be used only for industrial and office purposes consistent with the present uses thereof or for any other lawful purpose. The Property shall be self-managed by the Borrower or the Guarantor unless otherwise approved by the Lender, which approval shall not be unreasonably withheld.

Section 7.03.     Insurance.

(a)     The Borrower shall maintain for the entire term of the Loan,

(i)     Fire and Extended Coverage or other Physical Damage Insurance for the benefit of the Lender, naming Lender as the “mortgagee” and “loss payee”. This coverage should include vandalism and malicious mischief, broadened to the so-called “All Risk of Physical Loss” coverage basis, in an amount, after application of any deductibles acceptable to the Lender, of not less than one hundred percent (100%) of the full replacement value of the Collateral at the time of issuance of such policy or policies and at each renewal date thereof, exclusive of land, excavations, foundations and other items normally excluded from such policies, and which amount in no event shall be less than the face amount of the Obligations unless an insurance survey (appraisal) acceptable to the Lender is submitted in advance of closing substantiating a lesser amount. The policy shall contain an agreed amount endorsement;

(ii)     Loss of Rent Insurance in an amount not less than the aggregate rental value of the Property for a period of one (1) year, or business interruption insurance in an amount reasonably acceptable to the Lender, as the case may be;

(iii)     Commercial General Liability Insurance covering the operations involving the ownership, maintenance and use of the Property in an amount of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence;

(iv)     Workman's Compensation Insurance, if applicable, in an amount at least equal to the minimum statutory limits;

(v)     Builder's Risk Insurance during any period during which construction of improvements is proceeding on the Property, in the form of a “Builder’s Risk 100% Completed Value Non-Reporting Form” policy in an amount to be determined by the Lender as the full replacement value of the improvements covering on “All Risk of Physical Loss” basis, and naming the Lender as Mortgagee (the Lender may also require that a distinction be made for “soft costs” in the construction project and the need for business interruption coverage under the same program of insurance); and

(b)     All policies and endorsements should read:

Loan #
People’s United Bank, N.A., Its Successors and/or Assigns, ATIMA
PO Box 820
Burlington, VT 05402 – 0820

(c)     The property casualty insurance, except for flood, should be in an amount equal to the balance of the Obligations or the full replacement cost of Collateral, whichever is greater, and in compliance with any co-insurance clause in such insurance (i.e. all insurance must be in sufficient amounts to prevent the application of any insurance policy co-insurance contribution on any loss). All insurance policies shall be in form and substance, for amounts and in companies “A-” (A.M. Best) rated or better and acceptable to the Lender in its reasonable discretion, with annual premiums prepaid by the Borrower, and shall contain statutory mortgagee clauses effective as of the Closing Date, providing for any loss payable thereunder to be paid to the Lender, shall provide that coverage will not be terminated, cancelled or non-renewed without a minimum of ten (10) days prior written notice to the Lender for non-payment of premium and thirty (30) days’ notice for all other causes.

(d)     If notice of cancellation is received by the Lender for the Fire and Extended Coverage insurance policy and/or the Flood insurance policy, or if the Borrower fails to provide the required proof of coverage for any insurance coverage required hereunder or upon the reasonable request therefor, Borrower acknowledges and agrees the Lender may, at Borrower’s expense, purchase (force place) insurance. The cost of this insurance will be added to the Obligations. Borrower also acknowledges that if the Lender purchases the required insurance, such insurance will provide limited protection against physical damage to the Collateral, up to an amount equal to the lesser of (1) the unpaid balance of the Loan, excluding unearned finance charges, or (2) the value of Collateral; however, the Borrower’s equity in the Collateral may not be insured. In addition, the insurance will not provide any public liability or property damage indemnification and will not meet the requirements of any financial responsibility laws.

(e)     Borrower shall give prompt notice in writing to the Lender of any loss or damage to any Collateral caused by any casualty.

(f)     Certificates of insurance or other reasonably acceptable evidence of insurance, including flood insurance if applicable, shall be delivered to the Lender annually during the term of the Loan.

Section 7.04.     Accounting Methods and Financial Records.  Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.  All financial statements required to be provided by the Borrower or Guarantor to the Lender shall be prepared in accordance with GAAP consistently applied.

Section 7.05.     Payment and Performance of Obligations.  Borrower shall pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform within applicable grace periods (a) all taxes, assessments and other governmental charges that may be levied or assessed upon (i) the Property, or (ii) it or any of its other property and that would reasonably be expected to have a Material Adverse Effect, and (b) all other indebtedness, obligations and liabilities that would reasonably be expected to have a Material Adverse Effect in accordance with customary trade practices; provided, that the Borrower may contest any item described in this Section 7.05 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 7.06.     Compliance With Laws and Approvals.  Borrower shall observe and remain in compliance with all Applicable Laws relating to the ownership and operation of the Property and maintain in full force and effect all Governmental Approvals with respect to the Property in each case where failure would reasonably be expected to have a Material Adverse Effect, including in connection with any procurement, disclosure, anti-kickback or other Applicable Laws and Governmental Approval relating to contracting with any Governmental Authority which is an account debtor of Borrower.

Section 7.07.     Environmental Laws.  In addition to and without limiting the generality of Section 7.06 with respect to the Property, Borrower shall (a) comply with all applicable Environmental Laws; (b) obtain and comply with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding such Environmental Laws, except orders and directives that are being challenged in good faith; and (d) defend, indemnify and hold harmless the Lender, and its Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials at the Property, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the Property or the Borrower, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the negligence or willful misconduct of the party seeking indemnification therefor.

Section 7.08.     Compliance with ERISA.  In addition to and without limiting the generality of Section 7.06, Borrower shall comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit and pension plans maintained by Borrower and any Affiliate of Borrower.

Section 7.09.     Visits and Inspections.  Borrower shall permit representatives of the Lender or its designated agents, from time to time, and upon reasonable prior notice, not more frequently than once per Fiscal Year (unless a Default or Event of Default shall have occurred) and during Borrower’s regular business hours without disruption to Borrower’s business or to any tenants at the Property, to: (a) visit and inspect the Property (including the performance of field audits); (b) inspect, audit and make extracts from Borrower’s books, records and files relating to the Property, including management letters prepared by independent accountants; and (c) discuss with Borrower’s principal officers and its independent accountants, the operation of the Property by the Borrower.  Borrower shall not be responsible for the cost of any field examinations unless the same are conducted during the continuance of an Event of Default in which event, the Borrower shall reimburse the Lender for the conduct of any field examinations at Lender’s then current per diem rates plus expenses.

Section 7.10.     Appraisals.  From time to time, Borrower shall permit the Lender to obtain additional appraisals of all or any portion of the Property, and if an appraisal is required by law, is made to ascertain the value of the Property upon considering a loan extension, or is commissioned following an Event of Default, then Borrower shall pay to the Lender within ten (10) business days of demand all costs of such appraisal.  Appraisals shall be the property of the Lender and the Lender will have no obligation to disclose the content of any appraisals to any person or entity, including the Borrower.

Section 7.11.     Operating Account.  Throughout the term of the Loan, the Borrower shall maintain an Operating Account in the name of the Borrower at the Lender into which Borrower shall deposit all advances under the Loan, all proceeds of sale from the sale of portions of the Property and all other income and profits derived from the Property, including, without limitation, all monies paid under the Master Lease.  Without limiting the generality of the foregoing, Borrower shall deposit or cause to be deposited directly into said account all income and profits derived or received from the operation of the Property, including, without limitation, all rents and incomes received under any lease or rental agreement for all or a portion of the Property.  The Borrower hereby grants to the Lender a lien and right of set-off against the Operating Account.  During the continuance of an Event of Default, the Lender may apply or set-off such deposits or other sums then present or in transit to the Operating Account against the then outstanding Obligations without prior resort to any security therefor.

Section 7.12.     Further Assurances.  Borrower shall make, execute and deliver all such additional and further acts, things, deeds and instruments as the Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Lender its rights under this Agreement, the Note and the other Loan Documents.

Section 7.13.     Principal Office.  Borrower shall not change its principal executive offices from the address first set forth above, change its name, or change the location of the Collateral or the books and records related thereto without giving the Lender thirty (30) days’ advance notice and in the event of such change taking all such actions requested by the Lender to ensure the continued perfection of its security interest.  In addition, Borrower shall not remove any Collateral from the States in which the Borrower is located.

Section 7.14.     Additional Collateral.  With respect to any personal property acquired after the Closing Date by Borrower that is intended to be subject to a Lien created by any Security Document but is not so subject, Borrower shall promptly (and in any event within thirty (30) days after the acquisition thereof) (a) execute and deliver to Lender such amendments or supplements to the relevant Security Document or such other documents as Lender shall reasonably deem necessary to grant to Lender, for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (b) take all reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Lender.  Borrower shall otherwise take such actions and execute and/or deliver to Lender such documents as

Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired property.

Section 7.15.     Compliance with Anti-Terrorism Laws.  Borrower shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its reasonable discretion, confirming Borrower’s compliance herewith).

ARTICLE VIII
FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 11.09 hereof:

Section 8.01.     Debt Service Coverage Ratio.  At all times during the term of the Loan, the Property must maintain debt service coverage ratio of not less than 1.25 to 1, which shall be determined by the Lender in its reasonable discretion based upon the Net Operating Income from the Property compared to total debt service under the Loan for the same period utilizing the interest rate payable by the Borrower under the Interest Rate Protection Agreement (or the rate under the Note if the Interest Rate Protection Agreement is no longer in effect) (the “Debt Service Coverage Ratio”) tested as of Fiscal Year end November 30, 2018 and as of each November 30th thereafter throughout the term of the Loan (the time of such testing [but not the date as of which such testing applies] to be determined by the Lender in its sole but reasonable discretion).  For purposes of the foregoing, “Net Operating Income” shall mean  for any specific period of time, the amount by which (A) all revenues of the Borrower received during such period, from rental payments made by tenants at the Property and all other recurring income received by the Borrower from any source in connection with the Property, exceed (B) all operating expenses for the Property, excluding debt service, capital expenditures, extraordinary and/or non-reoccurring expenses, including the management fee paid by Borrower, if any, in connection with the Property.

Section 8.02.     Master Lease Requirement.

(a)     At or prior to the closing of the Loan the Borrower and Master Tenant shall execute the Master Lease (which Master Lease shall be in form and substance acceptable to the Lender) and thereafter the Master Lease shall remain in full force and effect during the entire term of the Loan.  The Master Lease shall provide, for among other things, that (i) if FedEx vacates all or any portion of the space demised to FedEx under its Lease with the Borrower (the “FedEx Space”); and (ii) the projected annual net operating income (calculated in accordance with Section 8.01 above) from existing Leases at the Property (including any Rollover Replacement Leases) as of the date FedEx vacates all or any portion of the FedEx Space (the “Master Lease Payment Commencement Date”) will not, on a prospective twelve (12) month basis, be sufficient to satisfy the Debt Service Coverage Ratio, as verified by the Lender, then, Master Tenant shall, pursuant to the Master Lease, pay an amount equal to the difference between (x) the projected annual net operating income (calculated in accordance with Section 8.01 above) from existing Leases at the Property (including any Rollover Replacement Leases) as of the Master Lease Payment Commencement Date (on a prospective twelve (12) month basis) and (y) the annual net operating income (calculated in accordance with Section 8.01 above) that would be necessary to satisfy the Debt Service Coverage

Ratio until such time as the rents and other revenues derived from all Leases at the Property (including any Rollover Replacement Leases but excluding the Master Lease) are sufficient, on a prospective twelve (12) month basis) to satisfy the Debt Service Coverage Ratio.

(b)     The Borrower shall not amend, modify or terminate the Master Lease and shall maintain the same in full force and effect until the Maturity Date.  It is understood and agreed that nothing contained in this Section 8.02 shall be deemed to constitute a modification or waiver by the Lender of the Borrower’s obligation to comply with the terms of Section 8.01 above.

ARTICLE IX
NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 11.09 hereof, the Borrower shall not:

Section 9.01.     Limitations on Debt.  Create, incur, assume or suffer to exist any Debt except:

(a)     the Obligations;

(b)     Debt incurred in connection with the Interest Rate Protection Agreement;

(c)     purchase money Debt and Capital Leases for equipment secured solely by such equipment, and other Debt secured by Permitted Liens.

Section 9.02.     Limitations on Guaranty Obligations.  Create, incur, assume or suffer to exist any Guaranty Obligations.

Section 9.03.     Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to the Collateral, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

(a)     Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP;

(b)     the claims of materialmen or mechanics or lessors for labor, materials, supplies or rentals incurred in the ordinary course of business, which are being contested by the Borrower in good faith and by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP;

(c)     Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts;

(d)     Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of the Property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of the Collateral or impair the use thereof in the ordinary conduct of business;

(e)     Liens of the Lender; and

(f)     normal and customary rights of setoff with respect to deposits of cash in favor of banks or other depository institutions.

Section 9.04.     Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Securities, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person.

Section 9.05.     Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

Section 9.06.     Limitations on Sale of Collateral.  Convey, sell, lease, assign, transfer or otherwise dispose of any of the Collateral, whether now owned or hereafter acquired except:

(a)     the sale, transfer, lease or other disposition of machinery, parts, equipment and other assets no longer used in the operation of the Property, so long as the net proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property;

(b)     leases or licenses of real, personal or intangible property in the ordinary course of business, subject to the Collateral Assignment; and

(c)     the settlement, discount or compromise of receivables which constitute part of the Collateral in the ordinary course of business in connection with the collection thereof.

Section 9.07.     Limitations on Dividends and Distributions.  Declare or pay any dividends or distributions upon any of its Capital Securities or purchase, redeem, retire or otherwise acquire, directly or indirectly, any Capital Securities, or make any distribution of cash, property or assets on account of its Capital Securities if an Event of Default shall have occurred and be continuing, or would occur as a result of any such payment, including, without limitation, violation of the required Debt Service Coverage Ratio (any such dividends and distributions as permitted pursuant to this Section 9.07, the “Permitted Distributions”).

Section 9.08.     Limitations on Exchange and Issuance of Capital Securities.  Issue, sell or otherwise create after the date hereof any class or series of Capital Securities that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased at the option of the holder, in whole or in part.

Section 9.09.     Transactions with Affiliates.  Directly or indirectly make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders, or to or from any member of the immediate family of any of its officers, directors, shareholders.

Section 9.10.     Certain Accounting Changes.  Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required or permitted by GAAP.

Section 9.11.     Restrictive Agreements.  Enter into Debt or Guaranty Obligations which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VII, VIII and IX hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt or Guaranty Obligations, except, in either case, provisions that do not restrict the granting of Liens to secure the Obligations and which would, individually or in the aggregate, have a Material Adverse Effect.

Section 9.12.     Transfer of Property.  A sale, conveyance, or transfer, whether voluntary, by operation of law or otherwise, of all or any portion of, or interest in, all or any portion of the Property or the placing of any mortgage, lien or other encumbrance on the Property without prior written consent of the Lender in each case.

Section 9.13.     Sanctions.  Directly or indirectly, use the Loan or the proceeds of the Loan, or lend, contribute or otherwise make available such Loan or the proceeds thereof to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

Section 9.14.     Governmental Approvals. With respect to any Governmental Approval which affects or concerns the Collateral, (a) terminate or cancel or consent to or accept any cancellation or termination thereof other than in accordance with the terms thereof, (b) amend, modify or supplement any provision, (c) except as otherwise permitted under this Agreement, sell, assign or otherwise dispose of (by operation of law or otherwise) any part of its interest therein, (d) petition, request or take any other legal or administrative action that seeks, or may be expected, to impair or seeks to materially amend, modify or supplement such Governmental Approval, or (e) waive any material default thereunder, material breach thereof, material provision thereof or the performance of a material obligation by any other Person thereunder, in each case, without first obtaining the written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 9.15.     Change in Control.  Cause a Change in Control.

Section 9.16.     Restrictions on Certain Debt.  Amend, supplement or otherwise modify the terms of any Debt or make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Debt (other than the Obligations).

Section 9.17.     Sole Purpose; Nature; Business.  Shall not conduct any business other than business relating directly to the ownership, development, financing, construction, operation and maintenance of the Property, as contemplated by the Loan Documents.  Borrower shall not have any Subsidiaries.

ARTICLE X

DEFAULT AND REMEDIES

Section 10.01.     Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)     Default in Payment Obligations.

(i)     Borrower shall fail to pay (i) any principal, interest, or both, whether by acceleration, maturity or otherwise, of the Loan when due in accordance with the terms of the Note (including any period of grace or cure as provided therein); or (ii) any fees, expenses or other amounts payable hereunder or under any Loan Document within any period of grace or cure as provided therein, or if no such period of grace or cure is specified therein, within ten (10) days after written demand therefor by the Lender.

(ii)     Any default shall occur pursuant to the Interest Rate Protection Agreement (which continues beyond any applicable period of grace or cure provided thereunder), including without limitation, if any termination payment shall be due by Borrower under the Interest Rate Protection Agreement and such amount is not paid when due and following the expiration of any applicable cure period.

(b)     Misrepresentation.  Any representation or warranty made by the Borrower under this Agreement, any Loan Document or any amendment hereto or thereto (except those representations and warranties made as of a date certain and representations and warranties which are no longer true and correct because of the consummation of a transaction permitted hereunder or consented to by the Lender) shall at any time prove to have been incorrect in any material respect when made.

(c)     Default in Performance of Other Covenants and Conditions.  There shall be a default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.01) or any other Loan Document and such default shall continue for a period of thirty (30) days after notice from Lender and expiration of any cure period as provided therein provided , however, that if (i) the curing of such failure cannot be accomplished with due diligence within said period; (ii) granting an additional period of time within which to cure such failure would not (A) result in any material impairment of the Collateral, or any portion thereof, or the Lender’s lien thereon or (B) have a Material Adverse Effect; and (iii) the Borrower commences to cure such failure promptly (and in any event within the aforesaid thirty (30) days) upon learning thereof and thereafter diligently and continuously prosecutes the cure of such failure, then such period shall be extended for such time as shall be reasonably necessary to cure such failure; provided further, however, such extended cure period shall not be applicable to any failure which can be cured by the payment of money.

(d)     Change of Control; Material Adverse Effect.  A Change of Control or Material Adverse Effect shall occur.

(e)     Voluntary Bankruptcy Proceeding.  The Borrower or Guarantor shall (i) commence a voluntary case or file a petition under any Debtor Relief Law, (ii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Law, (iii) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (iv) admit in writing its inability to pay its debts as they become due, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate action for the purpose of authorizing any of the foregoing.

(f)     Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or Guarantor in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or Guarantor for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of ninety (90)

consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under any Debtor Relief Law) shall be entered.

(g)     Failure of Agreements.  This Agreement or any other Loan Document shall, for any reason (excluding the actions of the Lender), cease to be in full force and effect (other than pursuant to the terms hereof or thereof) or cease to be valid and binding on the Borrower thereto, or the Borrower shall so assert in writing, or any Security Document shall for any reason (excluding the actions of the Lender) cease to create a valid and perfected first priority Lien on, or security interest in, a material portion of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(h)     Judgment.  A judgment or order for the payment of money shall be entered against the Borrower by any court which causes the aggregate amount of all such judgments not covered by insurance to exceed $50,000 and such judgment or order shall continue without discharge, stay, proper appeal or posting of an appropriate bond for a period of thirty (30) days.

(i)     Transfer of Property.  The Borrower sells, conveys or transfers, whether voluntary, involuntary, by operation of law or otherwise, all or any of Borrower’s interest in and to the Collateral in violation of the terms of this Agreement (provided, however, in the case of an involuntary Lien is paced against or encumbers the Property, the same shall not constitute an Event of Default hereunder unless it is not discharged or bonded off within thirty (30) days of the filing or recording thereof).

(j)     Secondary Financing.  Borrower obtains financing secured by any of the Collateral or any income, profits or revenues derived or obtained from the Collateral, in either case without having first obtained the Lender’s written consent, to be given or withheld in Lender’s sole discretion.

(k)     Post Closing Items.  The Borrower shall fail to deliver or satisfy any of the post-closing items set forth on Schedule 10.01(k) hereof within the time periods set forth on such Schedule 10.01(k).

(l)     Required Accounts.  The Borrower fails to establish and maintain the Operating Account.

(m)     Other Defaults.  Borrower shall (i) default in the payment of any Debt due to the Lender or its Affiliates, beyond the period of grace or cure, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt due to the Lender or its Affiliates or contained in any instrument or agreement evidencing, securing or relating thereto.

(n)     Guarantor Revocation; Insolvency or Liquidation of Guarantor.  Guarantor revokes, or takes action to revoke, any of its duties or obligations under the Guaranty Agreement or a breach of any material term of the Guaranty Agreement occurs and such default continues beyond any notice or cure period as provided therein. There shall occur the dissolution, insolvency, or liquidation of the Guarantor.

Section 10.02.     Remedies.  Upon the occurrence and continuation of an Event of Default (after taking into account any applicable period of notice, grace or cure), the Lender may by notice to Borrower:

(a)     Acceleration.  Declare the principal of, and interest on, the Loan and the Note at the time outstanding and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations to be forthwith due and payable, whereupon all of the foregoing shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, that upon the occurrence of an Event of Default specified in Sections 10.01(e) or 10.01(f), all Obligations shall automatically become due and payable.

(b)     Rights of Collection.  Exercise all of the Lender’s other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(c)     Receiver.  Without limiting, and in addition to, any other rights, options and remedies the Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default under Section 10.01(a),  Section 10.1(e) or Section 10.1(f) and the acceleration of the Obligations pursuant to Section 10.02 as a result thereof, the Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the Property and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  THE BORROWER HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS PROVIDED ABOVE.  BORROWER (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE LENDER IN CONNECTION WITH THE ENFORCEMENT OF ITS RIGHTS AND REMEDIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDER TO MAKE THE LOAN; AND (III) AGREE TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE LENDER IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE PROPERTY.

Section 10.03.     Allocation of Payments After Exercise of Remedies.  The Lender shall have the right to accept any payments made with respect to the Obligations following acceleration thereof, regardless of whether the Borrower has received notice of such acceleration.  Such payment shall not cure any Event of Default, except that any default interest rate imposed shall be removed, unless and until all Obligations of the Borrower to the Lender are paid in full.  The Lender’s acceptance of such payment shall not constitute a waiver of any right of the Lender nor shall acceptance of such payment constitute an agreement by the Lender to forbear from seeking collection of the Loan.

Section 10.04.     Rights and Remedies Cumulative; Non-Waiver, etc.  The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive, and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

Section 10.05.     Power of Attorney.  For the purposes of carrying out the provisions and exercising the rights, remedies, powers and privileges granted by or referred to in this Article X, the Borrower hereby irrevocably constitutes and appoints the Lender its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Article X, in the name and on behalf of the Borrower provided, however, the foregoing power of attorney shall be exercisable by the Lender only during the continuance of an Event of Default.  The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.

ARTICLE XI
MISCELLANEOUS

     Section 11.01.     Notices.  Unless otherwise specified herein, all notices hereunder (“Notice”) to any party hereto shall be in writing and shall be given (a) by certified mail, return receipt requested, or (b) by nationally recognized overnight courier (e.g., UPS or Federal Express), or (c) by electronic facsimile transmission (with confirmation of successful transmission) or by electronic mail (provided, however, that if a notice is given by facsimile or electronic mail, a copy of such notice shall also be delivered by one of the other delivery methods set forth in clauses (a), and (b) above), in each case addressed to such party at its address indicated below:

(a)     If to the Borrower:

Tradeport Development V, LLC
c/o Griffin Industrial Realty, Inc.
One Rockefeller Plaza
Suite 2301
New York, NY 10020
Attn: Michael S. Gamzon
Facsimile No.:
E-mail: mgamzon@griffinindustrial.com

With a copies to:

Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, CT 06002
Attn: Anthony Galici
Facsimile No.:
E-mail: agalici@griffinindustrial.com

Thomas M. Daniells, Esq.
Murtha Cullina LLP
CityPlace, 185 Asylum Street

Hartford, CT  06103
Facsimile No.: (860) 240-6150
E-mail:  Tdaniells@murthalaw.com

(b)     If to the Lender:

People’s United Bank, N.A.
One Financial Plaza
Hartford, Connecticut  06103
Attention: Sean Kenny
Facsimile No.: (860) 280-2690
E-Mail: Sean.Kenny@peoples.com

With a copy to:

John J. Kindl, Esquire
Pullman & Comley, LLC
90 State House Square
Hartford, Connecticut  06103
Facsimile No.: (860) 424-4370
E-Mail: JKindl@pullcom.com

or to any other address specified by such party in writing.  All such notices, requests, demands and other communication shall be deemed given upon the earlier of (i) receipt by the party to whom such notice is directed (or a person of suitable age and discretion accepting such notice at such address) or (ii) refusal to accept delivery by the party to whom such notice is directed (or by such other suitable person).

Section 11.02.     Expenses; Indemnity; Release of Claims.  Except as otherwise provided in this Agreement, Borrower will (a) pay all reasonable out-of-pocket expenses of the Lender in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement or any other Loan Document, including reasonable fees and disbursements of legal counsel to the Lender, (b) pay all reasonable out-of-pocket expenses of the Lender actually incurred in connection with any enforcement of any rights and remedies of the Lender under this Agreement after an Event of Default, including consulting with appraisers, accountants, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons, provided, however, that while no Event of Default exists, Borrower shall not be required to reimburse the Lender for the costs and expenses of any appraisers, accountants, attorneys and other Persons, unless otherwise specified herein, and (c) defend, indemnify and hold harmless the Lender, and its Subsidiaries, Affiliates, employees, agents, officers and directors (each an Indemnified Party), from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Indemnified Party in connection with any claim, investigation, litigation or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Loan, including reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly results from the gross negligence or willful misconduct of any Indemnified Party.

Section 11.03.     Set-off.  In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized by Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the Obligations.

Section 11.04.     Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  Any action or proceeding to enforce or defend any rights under this Agreement or under any agreement, instrument or other document contemplated hereby or related hereto; directly or indirectly related to or connected with the Loan or the negotiation, administration or enforcement thereof; or arising from the debtor/creditor relationship of the Borrower and the Lender shall be brought either in the Superior Court of Connecticut or the United States District Court for the District of Connecticut.  The parties hereto agree that any proceeding instituted in any of such courts shall be of proper venue, and waives any right to challenge the venue of such courts or to seek the transfer or relocation of any such proceeding for any reasons.  The parties hereto further agree that such courts shall have personal jurisdiction over the parties.  Any judgment or decree obtained in any such action or proceeding may be filed or enforced in any other appropriate court.

Section 11.05.     Consent to Jurisdiction; Service of Process.

(a)     Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Connecticut, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.

(b)     To the extent that the Borrower has or hereafter may acquire: (i) any immunity from jurisdiction of the state or federal courts located in the State of Connecticut or from any legal process out of any such court (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, or (ii) any objection to the laying of the venue or of an inconvenient forum or any suit, action or proceeding brought in a state or federal court located in the State of Connecticut, Borrower hereby irrevocably waives such immunity or objection in respect of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document.

Section 11.06.     Waiver of Jury Trial; Commercial Waiver.

(a)     WAIVER OF JURY TRIAL.  THE BORROWER DOES HEREBY IRREVOCABLY WAIVE ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(b)     COMMERCIAL WAIVER.  THE BORROWER HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING

UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER OR ANY OTHER HOLDER OF THE OBLIGATIONS MAY DESIRE TO USE RELATING TO ANY OF THE COLLATERAL.

(c)     Preservation of Certain Remedies.  The parties hereto and to the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to the Note or any other Loan Documents (“Dispute”) between or among parties to the Note or any other Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court as provided in Section 11.04 hereof or by self-help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self-help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding.  Preservation of these remedies does not limit the power of any court of proper jurisdiction to grant similar remedies that may be requested by a party in a Dispute.

Section 11.07.     Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Lender or the Lender receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

Section 11.08.     Punitive Damages.  The Lender and Borrower hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

Section 11.09.     Amendments, Waivers and Consents.  No amendment, modification, termination, or waiver of any provision of this Agreement or any agreement, instrument or other document contemplated hereby, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 11.10.     Agreement Controls.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or further restricts the rights of the Borrower or gives the Lender additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 11.11.     Survival.  Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article XI and any other provisions of this

Agreement and the Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

Section 11.12.     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.    The signature of any party on this Agreement by telecopier, facsimile or other electronic means is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, any telecopier, facsimile or other electronic signature is to be re-executed in original form by the party which executed the telecopier, facsimile or other electronic signature.  No party may raise the use of a telecopier, facsimile machine or other electronic means, or the fact that any signature was transmitted through the use of a telecopier, facsimile machine or other electronic means, as a defense to the enforcement of this Agreement.

Section 11.13.     Headings.  Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 11.14.     Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.15.     Entirety.  This Agreement together with the other Loan Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral and written, if any, including any commitment letters or correspondence relating  to the Loan Documents or the transactions contemplated herein or therein.

Section 11.16.     Termination.  This Agreement shall remain in effect from the date hereof through and including the date upon which all Obligations shall have been paid and satisfied in full.  The Lender shall release all Liens on the Collateral in favor of the Lender upon repayment in cash of the outstanding principal of and all accrued interest on the Loans and the payment of all outstanding fees and expenses hereunder.  No termination of this Agreement shall affect the rights and obligations of the parties hereto which by their express terms survive the repayment of the Loan or the termination of this Agreement.

Section 11.17.     No Commitment to Extend or Refinance.  The Borrower acknowledges that it is the Borrower’s responsibility to pay the Loan as required hereunder. Except as expressly set forth in this Agreement, the Lender is under no obligation to extend the maturity date of or refinance the Loan or to provide additional financing to the Borrower.  The Borrower acknowledges that, as of the date hereof, the Lender has not made any commitment or representations pertaining to the further extension or refinancing of the Loan or the provision of additional financing to the Borrower.  The Borrower further acknowledges that no oral representations or commitments by the Lender or any officer or employee thereof pertaining to the further extension or refinancing of the Loan or the provision of additional financing shall be binding upon the Lender.

Section 11.18.     Assignment; Participation.  The Lender reserves the right to assign all or any portion of all or any Loan to other lenders (with a corresponding reduction in Lender’s share of such

Loan) or to participate out all or any portion of the Loan.  The Borrower hereby grants to the Lender the right to distribute to potential investors, assignees and participants, without further notice to the Borrower, and at the Lender’s sole discretion, any information relative to the Borrower, including, but not limited to, preliminary budgets, pro forma statements and financial statements.  The rights conferred upon the Lender by this Agreement shall be automatically extended to and vested in any assignee or transferee of the Lender upon the Borrower’s receipt of notice of such assignment or transfer; provided, however, that no such assignment or transfer shall enlarge the obligations of the Borrower hereunder.

Section 11.19     USA PATRIOT Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies party to the Loan Documents, which information includes the name and address of each such party and other information that will allow Lender to identify each such party in accordance with the Act.  Borrower agrees to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[No Further Text On This Page – Signature Page Follows]

IN WITNESS WHEREOF, the Lender has caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

LENDER:
PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION

/s/ DANIELA STRINGA	By:	/s/ SEAN M. KENNY
Daniela Stringa		Sean M. Kenny, Senior Vice President

/s/ STELA KOKONA
Stela Kokona

STATE OF CONNECTICUT )

) ss: Hartford

COUNTY OF HARTFORD )

On this the 13th day of March, 2017, before me, the undersigned officer, personally appeared Sean M. Kenny, who acknowledged himself to be the Senior Vice President of PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, and that he as such and being duly authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the national banking association by himself as such Vice President.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/ STELA KOKONA
Stela Kokona

Commissioner of the Superior Court
Notary Public
My Commission Expires: Oct. 31, 2020

Signature Page – Loan and Security Agreement (Lender)

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:
TRADEPORT DEVELOPMENT V, LLC
a Connecticut limited liability company

By:	River Bend Holdings, LLC,
Its Member

/s/ FRANK J. SACCOMANDI III	By:	Griffin Industrial, LLC
Frank J. Saccomandi		Its Member

/s/ SHERYL A. SYLVESTER	By:	/s/ ANTHONY J. GALICI
Sheryl A. Sylvester		Name: Anthony J. Galici
Title: Vice President

STATE OF CONNECTICUT )

) ss: Hartford

COUNTY OF HARTFORD )

On this the 8th day of March, 2017, before me, the undersigned officer, personally appeared Anthony J. Galici, who acknowledged himself to be the Vice President of Griffin Industrial, LLC, the sole member of River Bend Holdings, LLC, the sole member of TRADEPORT DEVELOPMENT V, LLC, a limited liability company organized and existing under the laws of the State of Connecticut, and that he as such Vice President of the sole member of the sole member of said limited liability company and being duly authorized so to do, executed the foregoing instrument as his free act and deed as such officer and the free act and deed of the aforesaid limited liability companies for the purposes therein contained by signing the name of the limited liability company by himself as such Vice President of the sole member of the sole member of said limited liability company.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/ LINDA M. WOTHERSPOON
Linda M. Wotherspoon

Commissioner of the Superior Court
Notary Public
My Commission Expires: Nov. 30, 2019

Signature Page – Loan and Security Agreement (Borrower)

SCHEDULE 10.01(k)

POST CLOSING ITEMS

ITEM	DELIVERY DATE

SCHEDULE A

Note

See Attached

Promissory Note

$12,000,000.00	As of March 15, 2017

FOR VALUE RECEIVED, the undersigned, TRADEPORT DEVELOPMENT V, LLC,, a limited liability company organized and existing under the laws of the State of Connecticut and having an office and mailing address of 204 West Newberry Road, Bloomfield, Connecticut 06002-1308 (the “Borrower”), promises to pay to the order of PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States with an office at One Financial Plaza, Hartford, Connecticut 06103 (the “Lender”), the principal sum of TWELVE MILLION AND 00/100 DOLLARS ($12,000,000.00), or so much thereof as may be advanced pursuant to that certain Loan and Security Agreement by and between the Borrower and the Lender and dated of even date herewith (the “Loan Agreement”) plus interest, payable at the rate and in the manner provided in paragraphs 1 and 2 of this Note, together with all taxes assessed upon said sum against the holder hereof, and any costs and expenses, including reasonable attorneys’ fees, incurred in the collection of this Note, the foreclosure of the Open-End Mortgage Deed and Security Agreement from Borrower to Lender and dated of even date herewith (the “Mortgage”) securing, inter alia, this Note or in enforcing the terms and conditions of the Loan Agreement or in protecting or sustaining the lien of said Mortgage.  Said amounts of principal, interest, fees, costs and expenses are collectively referred to in this Note as the “Entire Note Balance”.  Capitalized words and terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

INTEREST RATE.

The outstanding principal balance of this Note shall bear interest at a rate per annum equal to the LIBOR Rate (as hereinafter defined) plus one hundred ninety-five (195) basis points adjusted as of the first day of each LIBOR Interest Period (as hereinafter defined), which rate, as adjusted on each Reset Date (as hereinafter defined) shall apply until the Maturity Date (as hereinafter defined) or the sooner imposition of Default Rate (as hereafter defined).

If the Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that the introduction of or any change in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the rate of interest charged hereunder based on the LIBOR Rate, then, upon such determination, the LIBOR Rate shall forthwith be suspended until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all amounts outstanding hereunder shall automatically bear interest at the Alternate Rate (as hereinafter defined) plus one hundred ninety-five (195)  basis points at the end of the then current LIBOR Interest Period with respect thereto or sooner, if required by such law and assertion.

In the event that the Lender, in its sole but reasonable discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; or is no longer the applicable index rate under the Interest Rate Protection Agreement (as defined in the Loan Agreement), upon notice from the Lender to Borrower, the obligations of the Lender to make, continue or maintain the rate of interest charged under this Note based on the LIBOR Rate shall forthwith be suspended and all amounts outstanding hereunder shall bear interest at the Alternate

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Rate plus one hundred ninety-five (195) basis points until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued):

shall subject the Lender to any tax, duty or other charge with respect to the Loan or its obligation to make the Loan, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan or any other amounts due under this agreement in respect of the Loan or its obligation to make the Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located); or

shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the Loan or its obligation to make the Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the loan as a Loan, or to reduce the amount of any sum received or receivable by the Lender under this Note or the Loan Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within fifteen (15) days after demand by the Lender, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

If, after the date of this Note, there is any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued) affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to Borrower, Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return.  A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence

4

of manifest error, be conclusive and binding on Borrower.  In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole but reasonable discretion) shall deem applicable.

Definitions.  For purposes of this Note, the following definitions shall apply:

“Alternate Rate” applicable to a particular LIBOR Interest Period shall mean a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month, as are offered by the Reference Banks to prime banks in the London interbank market for the applicable LIBOR Interest Period as of approximately 11:00 a.m., London time, on the day that is two (2) LIBOR Business Days preceding the Reset Date.  Said rate shall correspond to the “USD-LIBOR-Reference Banks” rate as defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Eurocurrency Reserve Rate” shall mean the weighted average of the rates (expressed as a decimal) at which the Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

“LIBOR Business Day” shall mean any day on which commercial banks are open for international business (including dealings in US dollar deposits) in London and New York.

“LIBOR Interest Period” means the period commencing on the date of this Note and ending on (but not including) the first LIBOR Business Day (as hereinafter defined) of the first month following the month in which this Note is dated, and thereafter, each period commencing on the last day of the immediately preceding LIBOR Interest Period and ending one month thereafter; provided that if any LIBOR Interest Period would otherwise end on a day which is not a LIBOR Business Day, that LIBOR Interest Period shall be extended to the next succeeding LIBOR Business Day and no LIBOR Interest Period shall extend beyond the Maturity Date.

“LIBOR Rate” applicable to a particular LIBOR Interest Period shall mean a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the day that is two (2) LIBOR Business Days (London only) preceding the Reset Date, provided, however, that if such rate does not appear on the Reuters Screen LIBOR01 Page, the “LIBOR Rate” applicable to such LIBOR Interest Period shall mean a rate per annum equal to the rate at which US Dollar deposits in an amount approximately equal to the outstanding principal balance and with maturities of one (1) month, are offered in immediately available funds in the London Interbank Market on the day that is two (2) LIBOR Business Days (London only) preceding the Reset Date. If the day that is two (2) LIBOR Business Days (London only) preceding the Reset Date is not a LIBOR Business Day (London only) then the LIBOR Rate for such LIBOR Interest Period shall be established on the next LIBOR Business Day (London only) subsequent to the commencement of the LIBOR Interest Period.  Each determination of the LIBOR Rate applicable to a particular LIBOR Interest Period shall be made by the Lender and shall be conclusive and binding upon the Borrower absent manifest error.

In the event the Board of Governors of the Federal Reserve System shall, after the date of this Note, first impose or increase any reserve requirement with respect to LIBOR deposits of the Lender, then for any period during which such reserve requirements shall apply, the LIBOR Rate shall be equal to the LIBOR Rate amount determined above divided by an amount equal to one (1.00) minus the sum of the increased Eurocurrency Reserve Rate (as hereinafter defined) less the Eurocurrency Reserve Rate which exists as of the date of this Note.

5

“Reset Date” is the date the LIBOR Rate changes as of the first day of each LIBOR Interest Period.

Upon the occurrence, and during the continuance, of any Event of Default, as defined in this Note, the Mortgage or the Loan Agreement, the entire principal amount of this Note and all interest and other sums due thereon, at the option of Lender shall become immediately due and payable. Should an Event of Default occur, the outstanding balance of this Note shall bear interest at the rate set forth herein plus five percent (5%) per annum (the “Default Rate”) during the continuation of such Event of Default.

PAYMENTS.

Principal shall be payable in monthly installments in the amounts and on the dates set forth in Schedule A attached hereto and made a part hereof, together with interest accrued thereon at the rate set forth in paragraph 1 above.

All interest shall be computed on a daily basis and calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, to be payable in arrears on the unpaid principal balance outstanding.

All monthly payments of principal and/or interest required pursuant to the terms of this Note shall be made together with one-twelfth (1/12) of the annual real estate taxes, insurance premiums and other charges and assessments which may accrue against the property if the Lender is requiring the same to be deposited in escrow pursuant to the Mortgage.

MATURITY.  The Entire Note Balance, if not sooner paid, shall be due and payable without notice or demand on March 1, 2027 (the “Maturity Date”).

PREPAYMENT.

The Borrower may prepay this Note in whole or in part at any time upon delivery of written notice to the Lender (the “Prepayment Notice”) specifying the amount to be prepaid (the “Prepayment Amount”) and the date on which prepayment will be made (the “Prepayment Date”, which shall not be less than thirty (30) days following delivery of the Prepayment Notice to Lender), and payment to the Lender of a Prepayment Premium (as hereinafter defined).  The Borrower acknowledges that the Prepayment Premium is a reasonable approximation of the net economic loss that would be sustained or incurred by the Lender as a result of the prepayment of all or any portion of this Note. The Prepayment Premium, together with (i) all unpaid late charges, (ii) all accrued but unpaid interest, and (iii) any reasonable administrative costs incurred by Lender in connection with any prepayment and disclosed to the Borrower in advance of the Prepayment Date, shall be due and payable on the Prepayment Date.  Notwithstanding the foregoing, if the Lender applies all or any portion of insurance proceeds received by Lender as a result of a casualty pursuant to Section 3 of the Mortgage and applies the same to the amounts due hereunder, the Borrower shall not be responsible for the Prepayment Premium or for any termination, breakage or unwind fees which would otherwise be required to be paid pursuant to the Interest Rate Protection Agreement as a result of any such prepayment.

As used herein, the “Prepayment Premium” shall equal such amounts as shall, in the judgment of the Lender (which shall be conclusive so long as made on a reasonable basis), compensate the Lender for any actual loss, costs or expenses actually incurred by it as a result of (1) any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary, by acceleration or otherwise) of any portion of the principal amount bearing interest at the LIBOR Rate on a date other than the last day of an applicable LIBOR Interest Period, or (2) the conversion (for any reason whatsoever, whether voluntary or involuntary by acceleration or otherwise) of the rate of interest payable under this Note from the LIBOR

6

Rate to the rate based on the Alternate Rate with respect to any portion of the principal amount then bearing interest at the LIBOR Rate on a date other than the last day of an applicable LIBOR Interest Period, which amount shall be an amount equal to the present value (using as a discount rate the rate at which interest is computed pursuant to clause (ii) below) of the excess, if any, of (i) the amount of interest that would have accrued at the LIBOR Rate on the amount so prepaid, converted, not advanced or not borrowed, continued or converted, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Interest Period over (ii) the amount of interest (as determined in good faith by the Lender) that the Lender would have been paid on a Euro-Dollar deposit placed by the Lender with leading banks in the London Interbank Market for an amount comparable to the amount so prepaid, converted, not advanced or not borrowed, continued or converted, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Interest Period.  If the Loan shall be accelerated for any reason whatsoever, the applicable Prepayment Premium in effect as of the date of such acceleration shall be paid by the Borrower to the Lender in accordance with this Paragraph.  In addition to the foregoing, Borrower shall be responsible for any termination fee(s) pursuant to the terms and conditions of the Interest Rate Protection Agreement and nothing herein shall in any way limit or modify said obligations.  Any such liability of the Borrower under the Interest Rate Protection Agreement shall be governed by the Interest Rate Protection Agreement.

All amounts received by the Lender in connection with any prepayment of this Note, in whole or in part, shall be applied in the following order:

all unpaid late charges;

any accrued and unpaid interest;

administrative costs incurred by Lender in connection with the prepayment disclosed to the Borrower prior to the Prepayment Date;

the Prepayment Premium; and

unpaid principal balance of the Note in the inverse order of maturity.

The Borrower shall not be entitled to any reduction in the amount of the Prepayment Premium even if the amount actually applied by Lender to reduce the principal of this Note in accordance with the foregoing order of payments is less than the Prepayment Amount.

Borrower’s obligation to make payments in accordance with the terms of this Note shall not be affected by any partial prepayment of this Note.

APPLICATION OF PAYMENTS.  Payments will be applied first to fully pay costs and expenses incurred by holder in collecting this Note or in sustaining and/or enforcing any security granted to secure this Note, then to fully pay any outstanding late charges or prepayment, then to fully pay accrued interest and the remainder will be applied to principal.

LATE CHARGE.  Borrower shall pay the holder of this Note a late charge of five percent (5%) of any monthly installment not received by the holder within ten (10) days after the installment is due, to cover the additional expenses involved in handling such overdue installment.  This charge shall be in addition to, and not in lieu of, any other remedy the holder of this Note may have and is in addition to any reasonable fees and charges of any agents or attorneys which the holder of this Note is entitled to employ in the Event of Default hereunder, whether authorized herein or by law.  Borrower will pay this late charge promptly but only once for each late payment.

7

DEFAULT.  Upon the occurrence and during the continuance of any Event of Default (as hereafter defined), the Entire Note Balance shall, at the option of the holder hereof, become immediately due and payable without notice or demand.

An “Event of Default” is defined as any one of the following: (i) default in the payment of any interest, principal, or other amounts due hereunder during the term of this loan and such default continuing for a period of ten (10) days after the due date thereof; (ii) default in the payment of any principal or other amounts due upon the Maturity Date; (iii) the occurrence of any other Event of Default as defined in the Loan Agreement.

PREJUDGMENT REMEDY WAIVER.  BORROWER ACKNOWLEDGES AND REPRESENTS THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND THAT THE PROCEEDS OF THE LOAN SHALL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. THE BORROWER HEREBY VOLUNTARILY WAIVES ANY RIGHTS TO NOTICE OR HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED, OR AS OTHERWISE REQUIRED BY ANY LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY ELECT TO USE.

DELAY IN ENFORCEMENT.  The liability of Borrower under this Note is unconditional and shall not be affected by any extension of time, renewal, waiver or any other modification whatsoever, granted or consented to by the holder.  Any failure by the holder to exercise any right it may have under this Note is not a waiver of the holder’s right to exercise the same or any other right at any other time.

CHANGES.  No agreement by the Lender to change, waive or release the terms of this Note will be valid unless it is in writing and signed by the Borrower and the Lender.

WAIVER, JURY TRIAL WAIVER.  BORROWER WAIVES PRESENTMENT, DEMAND FOR PAYMENT AND NOTICE OF DISHONOR.  BORROWER FURTHER WAIVES A TRIAL BY JURY IN ANY ACTION WITH RESPECT TO THIS NOTE AND AS TO ANY ISSUES ARISING RELATING TO THIS NOTE OR TO THE INSTRUMENTS SECURING THIS NOTE.

GOVERNING LAW; JURISDICTION AND VENUE.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  Any action or proceeding to enforce or defend any rights under this Note or under any agreement, instrument or other document contemplated hereby or related hereto; directly or indirectly related to, or connected with, the Loan evidenced hereby or the negotiation, administration or enforcement thereof; or arising from the debtor/creditor relationship of the Borrower and the Lender shall be brought either in the Superior Court of Connecticut or the United States District Court for the District of Connecticut; provided, however, that any action or suit on this Note or the Mortgage or Collateral Assignment (as defined in the Loan Agreement) securing this Note may, at the Lender’s sole option, be brought either in any State or Federal court located within the County in which the property securing this Note is located or other Connecticut Court properly having jurisdiction.  The parties hereto agree that any proceeding instituted in either of such courts shall be of proper venue, and waive any right to challenge the venue of such courts or to seek the transfer or relocation of any such proceeding for any reasons.  The parties hereto further agree that such courts shall have personal jurisdiction over the parties.  Any judgment or decree obtained in any such action or proceeding may be filed or enforced in any other appropriate court.

RIGHT OF SET-OFF.  During the continuance of any Event of Default as defined in this Note, the Lender shall have the right to set-off all or any part of Borrower’s deposits, credit and property now or hereafter in

8

the possession or control of the Lender, its agent or bailee or in transit to it and may apply the same, or any part thereof, to the Entire Note Balance without prior notice or demand.

INVALIDITY.  If any provision of this Note or the application of any provision to any person or circumstance shall be invalid or unenforceable, neither the balance of this Note nor the application of the provision to other persons or circumstances shall be affected.

Note Secured by Mortgage.  This Note is secured, inter alia, by the Mortgage, conveying certain real estate and property therein described (the “Property”) and to be duly recorded on the appropriate land records of the Town(s)/City(ies) in which the Property is located.

BINDING EFFECT.  The provisions of this Note are binding on the assigns and successors of the Borrower and shall inure to the benefit of the Lender and its successors and assigns and to subsequent holders of this Note.

INTERPRETATION.  Captions and headings used in this Note are for convenience only.  The singular includes the plural and the plural includes the singular. “Any” means any and all.

Usury Savings Clause.  It is the intent of Lender and Borrower to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts called for under this Note or any of the other Loan Documents (as defined in the Loan Agreement), then it is Borrower’s and Lender’s express intention that such excess amount be immediately credited on the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower, and Borrower shall accept such refund), and the provisions hereof and thereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  To the extent permitted by law, any such crediting or refund shall not cure or waive any default by Borrower under this Note or any of the other Loan Documents.  If at any time following any such reduction in the interest rate payable by Borrower, there remains unpaid any principal amounts under this Note and the maximum interest rate permitted by applicable law is increased or eliminated, then the interest rate payable hereunder shall be readjusted, to the extent permitted by applicable law, so that the total dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with the applicable usury laws theretofore in effect. Borrower agrees, however, that in determining whether or not any interest payable under this Note or any of the other Loan Documents is usurious, any non-principal payment (except payments specifically stated in this Note or in any other Loan Document to be interest), including, without limitation, prepayment fees and late charges, shall be deemed to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

OTHER OBLIGATIONS.  To the extent the Entire Note Balance is reduced or paid in full by reason of any payment to the Lender, and all or any part of such payment is rescinded, avoided or recovered from the Lender for any reason whatsoever, including, without limitation, any proceedings in connection with the insolvency, bankruptcy or reorganization of the Borrower, the amount of such rescinded, avoided or returned payment shall be added to or, in the event this Note has been previously paid in full, shall revive the principal balance of this Note upon which interest may be charged at the applicable rate set forth in this Note and shall be considered part of the Entire Note Balance and all terms and provisions herein shall thereafter apply to same.

No Further Text On This Page – Signature Page Follows

9

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed the day and year first written above.

BORROWER:
TRADEPORT DEVELOPMENT V, LLC,
a Connecticut limited liability company

By:	/s/ River Bend Holdings, LLC,
Its Member

By:	Griffin Industrial, LLC
Its Member

By:
Name: Anthony J. Galici
Title: Vice President

Signature Page – Promissory Note

Schedule A – Principal Pay Down Schedule

	Accrual Period
#	From and including:	Up to but excluding: (Payment Date)	Principal Outstanding	Principal decrease last day accrual period
1	03/15/2017	04/03/2017	12,000,000.00	20,961.49
2	04/03/2017	05/02/2017	11,979,038.51	22,508.53
3	05/02/2017	06/01/2017	11,956,529.98	21,126.56
4	06/01/2017	07/03/2017	11,935,403.42	22,668.89
5	07/03/2017	08/01/2017	11,912,734.53	21,292.88
6	08/01/2017	09/01/2017	11,891,441.65	21,373.74
7	09/01/2017	10/02/2017	11,870,067.91	22,908.99
8	10/02/2017	11/01/2017	11,847,158.92	21,541.91
9	11/01/2017	12/01/2017	11,825,617.01	23,072.34
10	12/01/2017	01/02/2018	11,802,544.67	21,711.33
11	01/02/2018	02/01/2018	11,780,833.34	21,793.78
12	02/01/2018	03/01/2018	11,759,039.56	26,197.98
13	03/01/2018	04/03/2018	11,732,841.58	21,976.03
14	04/03/2018	05/01/2018	11,710,865.55	23,494.06
15	05/01/2018	06/01/2018	11,687,371.49	22,148.70
16	06/01/2018	07/02/2018	11,665,222.79	23,661.79
17	07/02/2018	08/01/2018	11,641,561.00	22,322.67
18	08/01/2018	09/04/2018	11,619,238.33	22,407.43
19	09/04/2018	10/01/2018	11,596,830.90	23,913.14
20	10/01/2018	11/01/2018	11,572,917.76	22,583.33
21	11/01/2018	12/03/2018	11,550,334.43	24,084.01
22	12/03/2018	01/02/2019	11,526,250.42	22,760.56
23	01/02/2019	02/01/2019	11,503,489.86	22,846.99
24	02/01/2019	03/01/2019	11,480,642.87	27,152.88
25	03/01/2019	04/01/2019	11,453,489.99	23,036.87
26	04/01/2019	05/01/2019	11,430,453.12	24,524.57
27	05/01/2019	06/03/2019	11,405,928.55	23,217.48
28	06/03/2019	07/01/2019	11,382,711.07	24,700.03
29	07/01/2019	08/01/2019	11,358,011.04	23,399.44
30	08/01/2019	09/03/2019	11,334,611.60	23,488.30
31	09/03/2019	10/01/2019	11,311,123.30	24,963.12
32	10/01/2019	11/01/2019	11,286,160.18	23,672.29
33	11/01/2019	12/02/2019	11,262,487.89	25,141.85
34	12/02/2019	01/02/2020	11,237,346.04	23,857.67
35	01/02/2020	02/03/2020	11,213,488.37	23,948.27
36	02/03/2020	03/02/2020	11,189,540.10	26,780.65
37	03/02/2020	04/01/2020	11,162,759.45	24,140.91
38	04/01/2020	05/01/2020	11,138,618.54	25,597.07
39	05/01/2020	06/01/2020	11,113,021.47	24,329.79
40	06/01/2020	07/01/2020	11,088,691.68	25,780.55
41	07/01/2020	08/03/2020	11,062,911.13	24,520.09
42	08/03/2020	09/01/2020	11,038,391.04	24,613.20
43	09/01/2020	10/01/2020	11,013,777.84	26,055.86
44	10/01/2020	11/02/2020	10,987,721.98	24,805.61
45	11/02/2020	12/01/2020	10,962,916.37	26,242.78
46	12/01/2020	01/04/2021	10,936,673.59	24,999.47
47	01/04/2021	02/01/2021	10,911,674.12	25,094.41
48	02/01/2021	03/01/2021	10,886,579.71	29,190.52

49	03/01/2021	04/01/2021	10,857,389.19	25,300.55
50	04/01/2021	05/04/2021	10,832,088.64	26,723.57
51	05/04/2021	06/01/2021	10,805,365.07	25,498.12
52	06/01/2021	07/01/2021	10,779,866.95	26,915.48
53	07/01/2021	08/02/2021	10,752,951.47	25,697.15
54	08/02/2021	09/01/2021	10,727,254.32	25,794.75
55	09/01/2021	10/01/2021	10,701,459.57	27,203.62
56	10/01/2021	11/01/2021	10,674,255.95	25,996.01
57	11/01/2021	12/01/2021	10,648,259.94	27,399.13
58	12/01/2021	01/04/2022	10,620,860.81	26,198.78
59	01/04/2022	02/01/2022	10,594,662.03	26,298.26
60	02/01/2022	03/01/2022	10,568,363.77	30,282.00
61	03/01/2022	04/01/2022	10,538,081.77	26,513.13
62	04/01/2022	05/03/2022	10,511,568.64	27,901.47
63	05/03/2022	06/01/2022	10,483,667.17	26,719.77
64	06/01/2022	07/01/2022	10,456,947.40	28,102.21
65	07/01/2022	08/01/2022	10,428,845.19	26,927.95
66	08/01/2022	09/01/2022	10,401,917.24	27,030.21
67	09/01/2022	10/03/2022	10,374,887.03	28,403.78
68	10/03/2022	11/01/2022	10,346,483.25	27,240.72
69	11/01/2022	12/01/2022	10,319,242.53	28,608.27
70	12/01/2022	01/03/2023	10,290,634.26	27,452.81
71	01/03/2023	02/01/2023	10,263,181.45	27,557.06
72	02/01/2023	03/01/2023	10,235,624.39	31,423.30
73	03/01/2023	04/03/2023	10,204,201.09	27,781.04
74	04/03/2023	05/02/2023	10,176,420.05	29,133.14
75	05/02/2023	06/01/2023	10,147,286.91	27,997.17
76	06/01/2023	07/03/2023	10,119,289.74	29,343.10
77	07/03/2023	08/01/2023	10,089,946.64	28,214.92
78	08/01/2023	09/01/2023	10,061,731.72	28,322.07
79	09/01/2023	10/02/2023	10,033,409.65	29,658.71
80	10/02/2023	11/01/2023	10,003,750.94	28,542.24
81	11/01/2023	12/01/2023	9,975,208.70	29,872.60
82	12/01/2023	01/02/2024	9,945,336.10	28,764.08
83	01/02/2024	02/01/2024	9,916,572.02	28,873.31
84	02/01/2024	03/01/2024	9,887,698.71	31,405.44
85	03/01/2024	04/02/2024	9,856,293.27	29,102.22
86	04/02/2024	05/01/2024	9,827,191.05	30,416.56
87	05/01/2024	06/03/2024	9,796,774.49	29,328.24
88	06/03/2024	07/01/2024	9,767,446.25	30,636.13
89	07/01/2024	08/01/2024	9,736,810.12	29,555.95
90	08/01/2024	09/03/2024	9,707,254.17	29,668.19
91	09/03/2024	10/01/2024	9,677,585.98	30,966.37
92	10/01/2024	11/01/2024	9,646,619.61	29,898.45
93	11/01/2024	12/02/2024	9,616,721.16	31,190.04
94	12/02/2024	01/02/2025	9,585,531.12	30,130.44
95	01/02/2025	02/03/2025	9,555,400.68	30,244.85
96	02/03/2025	03/03/2025	9,525,155.83	33,860.21
97	03/03/2025	04/01/2025	9,491,295.62	30,488.30
98	04/01/2025	05/01/2025	9,460,807.32	31,763.02
99	05/01/2025	06/02/2025	9,429,044.30	30,724.70
100	06/02/2025	07/01/2025	9,398,319.60	31,992.66
101	07/01/2025	08/01/2025	9,366,326.94	30,962.87
102	08/01/2025	09/02/2025	9,335,364.07	31,080.44

103	09/02/2025	10/01/2025	9,304,283.63	32,338.25
104	10/01/2025	11/03/2025	9,271,945.38	31,321.28
105	11/03/2025	12/01/2025	9,240,624.10	32,572.20
106	12/01/2025	01/02/2026	9,208,051.90	31,563.91
107	01/02/2026	02/02/2026	9,176,487.99	31,683.78
108	02/02/2026	03/02/2026	9,144,804.21	35,164.81
109	03/02/2026	04/01/2026	9,109,639.40	31,937.64
110	04/01/2026	05/01/2026	9,077,701.76	33,170.93
111	05/01/2026	06/01/2026	9,044,530.83	32,184.89
112	06/01/2026	07/01/2026	9,012,345.94	33,411.12
113	07/01/2026	08/03/2026	8,978,934.82	32,433.98
114	08/03/2026	09/01/2026	8,946,500.84	32,557.16
115	09/01/2026	10/01/2026	8,913,943.68	33,772.75
116	10/01/2026	11/02/2026	8,880,170.93	32,809.04
117	11/02/2026	12/01/2026	8,847,361.89	34,017.43
118	12/01/2026	01/04/2027	8,813,344.46	33,062.82
119	01/04/2027	02/01/2027	8,780,281.64	33,188.37
120	02/01/2027	03/01/2027	8,747,093.27	8,747,093.27